Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino Executive Vice President & CFO/COO Email: tbevivino@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Announces First Quarter Earnings

Annapolis, MD (April 16, 2014) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $867,000 or $.03 per share for the first quarter of 2014, an increase of approximately 40% compared to net income of $621,000 or $.03 per share for first quarter of 2013. Results reported also represent a significant increase in earnings compared to a net loss of $5,470,000 or $(.58) per share for the fourth quarter of 2013. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.

“We are encouraged to be able to report a profit for this first quarter after successfully concluding almost $50 million of problem asset sales in late 2013,” stated Alan J. Hyatt, president and chief executive officer. Mr. Hyatt continued, “Severn made decisions to position the bank for success as one of the few remaining local community banks, and this is a first step in the right direction. We are now dedicated to expanding technology and service offerings rather than dealing with problems. Severn is proud to continue the tradition of offering the personal service that residents and business owners in Anne Arundel County have come to expect from a community bank.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $790 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

 In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013

Summary Operating Results:
Interest income	$7,922	$7,984	$8,321	$8,574	$8,913
Interest expense	2,115	2,204	2,301	2,364	2,315
Net interest income	5,807	5,780	6,020	6,210	6,598
Provision for loan losses	200	3,700	12,200	300	320
Net interest income (loss) after provision for loan losses	5,607	2,080	(6,180)	5,910	6,278
Non-interest income	976	1,032	1,227	1,742	1,528
Non-interest expense	5,706	8,581	7,419	7,331	6,741
Income (loss) before income tax provision	877	(5,469)	(12,372)	321	1,065
Income tax provision	10	1	8,176	89	444
Net income (loss)	$867	$(5,470)	$(20,548)	$232	$621

Per Share Data:
Basic earnings (loss) per share	$0.03	$(0.58)	$(2.08)	$(0.01)	$0.03
Diluted earnings (loss) per share	$0.03	$(0.58)	$(2.08)	$(0.01)	$0.03
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,103,153	10,066,679	10,066,679	10,108,470	10,100,454

Performance Ratios:
Return on average assets	0.11%	-0.66%	-2.45%	0.03%	0.07%
Return on average equity	1.06%	-6.31%	-19.07%	0.21%	0.57%
Net interest margin	3.23%	3.15%	3.21%	3.29%	3.47%
Efficiency ratio*	84.90%	88.15%	83.51%	76.01%	71.86%

*  The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013

Balance Sheet Data:
Total assets	$793,433	$799,603	$815,198	$839,053	$849,598
Total loans receivable	614,986	614,552	608,769	642,801	653,595
Allowance for loan losses	(11,225)	(11,739)	(12,270)	(12,765)	(15,465)
Net loans	603,761	602,813	596,499	630,036	638,130
Deposits	562,964	571,249	580,915	583,271	593,900
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	83,202	82,769	88,496	109,313	109,349
Bank's Tier 1 core capital to total assets	13.2%	12.9%	13.3%	14.9%	14.8%
Book value per share	$5.62	$5.57	$6.14	$8.21	$8.22

Asset Quality Data:
Non-accrual loans	$12,567	$11,035	$22,771	$37,537	$35,064
Foreclosed real estate	5,561	8,972	13,877	13,297	14,895
Total non-performing assets	18,128	20,007	36,648	50,834	49,959
Total non-accrual loans to net loans	2.1%	1.8%	3.8%	6.0%	5.5%
Total non-accrual loans to total assets	1.6%	1.4%	2.8%	4.5%	4.1%
Allowance for loan losses	11,225	11,739	12,270	12,765	15,465
Allowance for loan losses to total loans	1.8%	1.9%	2.0%	2.0%	2.4%
Allowance for loan losses to total non-accrual loans	89.3%	106.4%	53.9%	34.0%	44.1%
Total non-performing assets to total assets	2.3%	2.5%	4.5%	6.1%	5.9%
Non-accrual troubled debt restructurings (included above)	2,390	2,091	4,750	5,908	6,774
Performing troubled debt restructurings	33,149	34,827	39,548	45,851	46,607